Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Internet Capital Group, Inc.:

We consent to the use of our report dated February 21, 2001 except as to note 21, which is as of March 8, 2001, with respect to the consolidated financial statements of Internet Capital Group, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 and our report dated February 21, 2001 with respect to the related financial statement schedule incorporated by reference herein.


/s/ KPMG LLP

Philadelphia, Pennsylvania
January 11, 2002